Exhibit 99.1

P R E S S    R E L E A S E

FOR IMMEDIATE RELEASE

VERMILLION REAPPOINTS THREE DIRECTORS, APPROVES A NEW STOCK INCENTIVE PLAN, AND RATIFIES PRICEWATERHOUSECOOPERS LLP AS ITS ACCOUNTING FIRM

AUSTIN, TX, December 6, 2010/PR Newswire-First Call/ —Following the annual meeting of its stockholders on Friday, December 3, 2010, Vermillion, Inc. (Nasdaq: VRML) announced that its stockholders approved the reappointment of Gail S. Page, John F. Hamilton and Dr. William C. Wallen as directors of the Company. In addition, shareholders approved the 2010 Stock Incentive Plan and ratified PricewaterhouseCoopers LLP as its independent registered public accounting firm.

Gail S. Page joined Vermillion in January 2004. She has been a director since 2005 and currently holds the position of Chief Executive Officer. In this role, she is responsible for leading Vermillion and its development and commercialization of the OVA1™ Test. From December 2005 to March 2009, Ms. Page was President and Chief Executive Officer. On March 27, 2009, Gail Page was asked to step down as President and Chief Executive Officer to conserve Vermillion’s resources due to Vermillion’s Chapter 11 bankruptcy filing. In connection with Vermillion’s emergence from bankruptcy, however, Ms. Page was reappointed as Chief Executive Officer of Vermillion on February 1, 2010.

John F. Hamilton has been a member of the Board of Directors since April 2008. He previously served as Vice President and Chief Financial Officer of Depomed, Inc., from 1997 until his retirement in 2007.

Dr. William C. Wallen was appointed to the Board of Directors on February 1, 2010, and serves as Chairman of the Company’s Nominating and Governance Committee. He is also a member of Vermillion’s Audit Committee and Compensation Committee, and served on its Scientific Advisory Board from April 2006 until February 2010 when he joined the Board of Directors. Dr. Wallen served as the Senior Vice President and Chief Scientific Officer of IDEXX Laboratories, Inc. from September 2003 until his retirement from IDEXX on March 3, 2010.

The stockholders also approved the 2010 Stock Incentive Plan, which had been previously approved by the Board of Directors on February 8, 2010. The 2010 Plan will be administered by the Compensation Committee of the Board. The Company’s employees, directors, and consultants are eligible to receive awards under the 2010 Plan. The 2010 Plan permits the granting of a variety of awards, including stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, performance and cash-settled awards, and dividend equivalent rights. The Company is authorized to issue up to 1,322,983 shares of common stock, par value $0.001 per share under the 2010 Plan, subject to adjustment as provided in the Plan.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Austin, Texas. Additional information about Vermillion can be found on the Web at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: 312 909 4786